Exhibit (4)(u)

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

STRUCTURED INVESTMENT OPTION RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below.

In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company, “you” and “your” mean the Owner, and “Rider” means this Rider.

Subject to the terms and conditions of this Rider, you may make allocations to the Structured Investment Option with this flexible premium deferred variable and index linked annuity Contract, as described below.

This Rider is effective upon your Contract Date.

PART I – DEFINITIONS

The following Section is replaced, as follows:

SECTION 1.02 ANNUITY ACCOUNT VALUE

“Annuity Account Value” means the sum of the amounts held for you in the Variable Investment Option and the Structured Investment Option.

The following Sections are added:

SECTION 1.13A INVESTMENT OPTION

“Investment Option” means the Structured Investment Option, a Segment Type Holding Account, or a Variable Investment Option of a Separate Account.

SECTION 1.21A STRUCTURED INVESTMENT OPTION

“Structured Investment Option” means the Segments described in Part II A of this Rider. The Annuity Account Value in the Structured Investment Option is the sum of your Annuity Account Value in the Segments.

The following Section is replaced, as follows:

SECTION 1.23 VARIABLE INVESTMENT OPTION

“Variable Investment Option” means a Separate Account or a subdivision of a Separate Account available under your Contract and includes the Segment Type Holding Accounts unless otherwise noted. A Variable Investment Option may invest its assets in an Investment Fund.

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Part II A is added to your Contract, as follows:

PART II A – STRUCTURED INVESTMENT OPTION

SECTION 2A.01 DEFINITIONS

In this Part II A, we define certain terms that are used in connection with the Structured Investment Option.

SECTION 2A.01(a) INDEX

“Index” means the reference price, not including dividends, used to determine the Segment Rate of Return for a Segment Type. The currently designated Indices are shown in the Data Pages.

For purposes of this Contract, an Exchange Traded Fund (“ETF”) is considered an Index.

SECTION 2A.01(b) INDEX PERFORMANCE RATE

“Index Performance Rate” means, for any Segment, the percentage change in the value of the related Index from the Segment Start Date to the Segment Maturity Date. This calculation, called the point-to-point method, compares the change in the Index between two discrete points in time, namely the Segment Start Date and the Segment Maturity Date. The Index Performance Rate may be positive or negative.

SECTION 2A.01(c) PARTICIPATION RATE

The “Participation Rate” determines how much of the Index Performance Rate is used to calculate the Segment Rate of Return on the Segment Maturity Date. Segment Types may have different Participation Rates.

The current Participation Rate is [100%] for [all Segments].

SECTION 2A.01(d) PERFORMANCE CAP RATE

“Performance Cap Rate” means the highest Index Performance Rate that can be used to calculate the Segment Rate of Return. We set the Performance Cap Rate for each new Segment on the Segment Start Date. We reserve the right to set the Performance Cap Rate at any time prior to the Segment Start Date. The Performance Cap Rate may vary for each Segment. In addition, for any particular Segment, we may set a Performance Cap Rate applicable to allocations under new Contracts that is different than the Performance Cap Rate applicable to allocations under existing Contracts.

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SECTION 2A.01(e) SEGMENT

“Segment” means an Investment Option we establish with a specific Index, Segment Duration, Segment Buffer, Segment Maturity Date, Performance Cap Rate, and Participation Rate.

[We may offer Step Up Segments which are described in the “Segment Rate of Return” Section of this Rider (Section 2A.01(n)).]

SECTION 2A.01(f) SEGMENT BUFFER

“Segment Buffer” means the maximum negative Index Performance Rate that will be absorbed under the Contract for a Segment held until its Segment Maturity Date. Any percentage decline in the Segment’s Index Performance Rate multiplied by the Participation Rate that is in excess of the Segment Buffer will not be absorbed.

SECTION 2A.01(g) SEGMENT BUSINESS DAY

“Segment Business Day” means, generally, any Business Day on which an Index price is expected to be published for all Segments having a scheduled Segment Start Date or Segment Maturity Date in that month, as described in the Data Pages, and generally ends at 4:00 pm Eastern Time or such other time as we state in writing to the Owner. If any given day is not a day on which the Index price is scheduled to be published for any such Index, then that day is not a Segment Business Day for any Segment. We will notify you of the days an Index price is scheduled to be published for any new or changed Index we designate. We schedule Segment Start Dates and Segment Maturity Dates to occur on Segment Business Days.

A Segment Business Day generally occurs on any day that all Indices offered under this Contract publish a price as described below:

If the Index is...	Then...

[S&P 500 Price Return Index (S&P 500) Russell 2000 Price Return Index (Russell 2000)	[any day the New York Stock Exchange is scheduled to be open is deemed to be a day it is scheduled to publish a price.

MSCI EAFE Price Return Index MSCI Emerging Markets Price Return Index	any day MSCI Barra is scheduled to publish a value for the MSCI EAFE and MSCI Emerging Markets Index.

NASDAQ 100 Price Return Index]	any day the NASDAQ Exchange is scheduled to be open is deemed to be a day it is scheduled to publish a price.]

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SECTION 2A.01(h) SEGMENT DURATION

“Segment Duration” means the period from the Segment Start Date to the Segment Maturity Date.

SECTION 2A.01(i) SEGMENT INTERIM VALUE

“Segment Interim Value” means the Annuity Account Value in a Segment prior to the Segment Maturity Date.

SECTION 2A.01(j) SEGMENT INVESTMENT

“Segment Investment” means the amount of your initial allocation to a Segment, adjusted for transfers out and withdrawals from a Segment.

SECTION 2A.01(k) SEGMENT MATURITY DATE

“Segment Maturity Date” means the Segment Business Day a Segment ends. A Segment Maturity Date must occur on a Segment Business Day.

The Segment Maturity Date is generally the Wednesday before the first and third Thursday (as determined by the Segment Start Date and the Segment Duration) of the same month as the Segment Start Date in the calendar year in which the Segment Duration ends. If the Segment Maturity Date falls on a non-Segment Business Day, the Segment Maturity Date will be the prior Segment Business Day.

SECTION 2A.01(l) SEGMENT MATURITY VALUE

“Segment Maturity Value” means the sum of your Segment Investment and your Segment Return Amount in a Segment on the Segment Maturity Date as described in Section 2A.03.

SECTION 2A.01(m) SEGMENT PARTICIPATION REQUIREMENTS

“Segment Participation Requirements” means the requirements that must be met before we transfer amounts either from a Segment Type Holding Account to a Segment or from a Segment on a Segment Maturity Date to a Segment Type Holding Account and then to a Segment on a Segment Start Date. The Segment Participation Requirements are described in Section 3A.01.

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SECTION 2A.01(n) SEGMENT RATE OF RETURN

Your Segment Rate of Return is determined as described in the table below:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return will be:

Exceeds the Performance Cap Rate	Equal to the Performance Cap Rate minus the Contract Fee

Is positive but is less than or equal to the Performance Cap Rate	Equal to the Index Performance Rate multiplied by the Participation Rate minus the Contract Fee

Is between zero and the Segment Buffer inclusive	Equal to 0% minus the Contract Fee

Is more negative than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer minus the Contract Fee

[The following terms apply to Step Up Segment Types only (see Section 2A.01(q)):

Step Up Segment Rate of Return

Your Segment Rate of Return is determined as described in the table below:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return applicable to your Step Up Segment will be:

Exceeds the Performance Cap Rate	Equal to the Performance Cap Rate minus the Contract Fee

Is zero or positive up to the Performance Cap Rate

Is negative but less than or equal to the Segment Buffer	Equal to 0% minus the Contract Fee

Is more negative than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer minus the Contract Fee

Your Segment Maturity Value for Step Up Segments is determined in the same manner. (See Section 2A.01(q) for “Step Up Segment Type” definition.)]

SECTION 2A.01(o) SEGMENT START DATE

“Segment Start Date” means the Segment Business Day on which a Segment begins. A Segment Start Date must occur on a Segment Business Day.

The Segment Start Date is generally the first and third Thursday of each month. If the Segment Start Date falls on a non-Segment Business Day, the Segment Start Date will be the prior Segment Business Day.

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SECTION 2A.01(p) SEGMENT RETURN AMOUNT

“Segment Return Amount” means an amount equal to the Segment Rate of Return multiplied by your Segment Investment on the Segment Maturity Date. The Segment Return Amount is added to, or subtracted from, the Segment Investment to determine your Segment Maturity Value as described in Section 2A.05.

SECTION 2A.01(q) SEGMENT TYPE

“Segment Type” means all Segments that have the same Index, Segment Duration, Segment Buffer, and Participation Rate. The Segment Types currently available on the Contract Date are shown in the Data Pages. The Segment Type options currently available are the Standard Segment Types[ and the Step Up Segment Types]. We may offer additional Segment Type options in the future.

SECTION 2A.01(r) SEGMENT TYPE HOLDING ACCOUNT

“Segment Type Holding Account” means an account that holds all contributions and transfers allocated to a Segment Type pending investment in a Segment. There is a Segment Type Holding Account for each Segment Type. A Segment Type Holding Account is a Variable Investment Option and is currently part of the [EQ/Money Market Variable Investment Option]. We have the right to designate another Investment Option for purposes of the Segment Type Holding Account. We will notify you of any such change prior to our use of any alternative Investment Option for the Segment Type Holding Account. [The Contract Fee shown in the Data Pages is not applicable to the Segment Type Holding Account. However, when amounts are allocated to the [EQ/Money Market Variable Investment Option] for purposes other than the Segment Type Holding Account, such amounts are subject to the Contract Fee as it applies to the Variable Investment Options.]

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OPERATION OF THE STRUCTURED INVESTMENT OPTION

SECTION 2A.02 INVESTMENT IN A SEGMENT ON A SEGMENT START DATE

We may establish new Segments on Segment Start Dates. Your Annuity Account Value in a Segment Type Holding Account is automatically transferred to the next new Segment that we establish in that Segment Type on its Segment Start Date, as provided in Section 3A.01.

SECTION 2A.03 ALLOCATION OPTIONS ON A SEGMENT MATURITY DATE

We will notify you at least [45] days prior to a Segment Maturity Date.

If you have not provided us with instructions for allocation of the Segment Maturity Value, your Segment Maturity Value will be allocated to the Segment Type Holding Account for Segments of the same Segment Type as the Segment that matured for transfer to the next Segment of that Type as described in Section 3A.01. However, if the same Segment Type has been terminated, your Segment Maturity Value will be transferred to the [EQ/Money Market Variable Investment Option], not to a Segment Type Holding Account. [Additional rules for allocation options on a Segment Maturity Date may be provided in the Data Pages.]

On your Segment Maturity Date, we, will reallocate the Segment Maturity Value to your instructions on file among the available Investment Options. You may change your instructions on file at any time by sending us the proper form. Changes will be effective on the Business Day of receipt by us, but for any particular Segment Maturity Date, the change must be received by us before the Segment Maturity Date.

SECTION 2A.04 SEGMENT INTERIM VALUE

We determine the Interim Value of your investment in a Segment on each Segment Business Day based on the estimated current value of financial instruments representing our obligation to provide your Segment Maturity Value on the Segment Maturity Date.

Your Segment Interim Value will not exceed the sum of (i) your Segment Investment plus (ii) your Segment Investment multiplied by the portion of the Segment’s Performance Cap Rate corresponding to the elapsed portion of the Segment’s Duration, minus the Contract Fee shown in the Data Pages.

We may determine this cap on the Segment Interim Value on a periodic basis, such as monthly or quarterly, rather than daily. Our Interim Value methodology is on file with the insurance regulator in New York State, our state of domicile.

SECTION 2A.05 SEGMENT MATURITY VALUE

We determine your Segment Maturity Value on the Segment Maturity Date based on your Segment Rate of Return as shown in the table in Section 2A.01(n) and your Segment Return Amount as described in Section 2A.01(p). Your Segment Maturity Value is the sum of your Segment Investment plus your Segment Return Amount on the Segment Maturity Date.

A Segment ends upon its Segment Maturity Date. Upon maturity of a Segment, the Segment Maturity Value is transferred to another Investment Option as described in Section 2A.03.

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SECTION 2A.06 DISCONTINUATION OF OR SUBSTANTIAL CHANGE TO THE INDEX

We have the right, subject to compliance with applicable law, to:

(a)	substitute an alternative Index if the publication of the Index is discontinued, or, at our sole discretion, we determine that our use of the Index should be discontinued; or

(b)

end a Segment if an Index is discontinued or otherwise becomes unavailable to us and no reasonable alternative is then available for substitution of such Index. If we end a Segment before its scheduled Maturity Date, we will determine a Segment Maturity Value in accordance with our procedures for an unscheduled close day, as described in Section 2A.05.

We will notify you of any of the above actions we take.

SECTION 2A.07 CHANGES TO SEGMENT TYPES AND SEGMENTS

We reserve the right to change the Segment Start Date and/or Segment Maturity Date, to change the frequency with which we offer new Segments, to stop offering them, or to temporarily suspend offering new Segments. We also reserve the right to add new Segment Types. We will notify you of any of the above actions we take.

If we suspend the offering of new Segments for a Segment Type, amounts invested in the Segment Type Holding Account for that Segment Type will remain in the Segment Type Holding Account until the next Segment Start Date that Segment Participation Requirements are met on or after the date we lift the suspension or until you instruct us to transfer amounts out of the Segment Type Holding Account.

If the offering of a Segment Type is terminated, amounts invested in the Segment Type Holding Account will be transferred to the [EQ/Money Market Variable Investment Option]. If the terminated Segment Type is included in your allocations instructions on file, it will be replaced with the [EQ/Money Market Variable Investment Option].

SECTION 2A.08 EFFECT OF AN UNSCHEDULED CLOSE DAY

An unscheduled close day for any given Segment Type is a Segment Business Day on which the value of the Index for the Segment Type is scheduled to be published but is not published. If an unscheduled close day occurs between a Segment Start Date and a Segment Maturity Date, we may defer withdrawals and transfers from that Segment as described in Section 9A.03 “Deferment” of this Rider. We may also apply the procedures described in Section 2A.06.

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SECTION 2A. 09 SEPARATE ACCOUNT FOR THE STRUCTURED INVESTMENT OPTION

For all Contracts that offer the Structured Investment Option, we hold in our Separate Account No. [71], an amount equal to the Cash Values for the Structured Investment Option attributable to those Contracts. We have established this Separate Account and maintain it in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets in this Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in this Separate Account to support the Contract and other annuity contracts. The assets of the Separate Account are our property. You do not participate in the performance of the Separate Account. We may transfer assets of the Separate Account in excess of reserves and other liabilities with respect to such account to another Separate Account or to our general account.

We may, at our discretion, invest assets of the account in any investment permitted by applicable law. We may rely exclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

We have the right, subject to compliance with applicable law, to:

(a)	add new separate accounts to be used for the same purpose as Separate Account No. [71],

(b)	divide the Separate Account into two or more separate accounts to be used for the same purpose, and

(c)	combine this Separate Account with any other separate account that is used for the same purpose.

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Part III A is added to your Contract, as follows:

PART III A – CONTRIBUTIONS AND ALLOCATIONS

SECTION 3A.01 CONTRIBUTIONS AND ALLOCATIONS TO THE STRUCTURED INVESTMENT OPTION

Contributions and transfers allocated to a Segment are initially invested in the Segment Type Holding Account until the next Segment Start Date for that Segment Type. All amounts in a Segment Type Holding Account on the Business Day preceding the Segment Start Date will be transferred into the Segment on the Segment Start Date, provided that all Segment Participation Requirements are met. Any such amounts, including the investment results of the Segment Type Holding Account are transferred from the Segment Type Holding Account to the designated Segment pursuant to the prior sentence.

Amounts allocated on the Segment Start Date to a Segment Type Holding Account are not included in the amounts transferred from the Segment Type Holding Account to a designated Segment. Such amounts are transferred from the Segment Type Holding Account to the designated Segment on the next Segment Start Date, provided that all Segment Participation Requirements are met.

Allocations must be in whole numbers and must total 100%. The maximum number of Segments and VIOs that may be active under your Contract at any given time is [160]. You may not allocate amounts to more than [100] Segments at any one time. If (i) a contribution into a Segment Type Holding Account, or (ii) a transfer from a Segment Type Holding Account into a Segment, or (iii) a transfer from a Variable Investment Option into a Segment Type Holding Account, or (iv) a transfer from a Segment to a Segment Type Holding Account, would ultimately cause your Contract to exceed this limit, amounts will be transferred to the [EQ/Money Market Variable Investment Option], as described in the next sentence. As of the close of business on the Segment Business Day prior to the Segment Start Date, if the total number of Segments scheduled to be established on the Segment Start Date would cause the Contract to exceed the [160] limit, amounts in Segment Type Holding Accounts and amounts from maturing Segments scheduled to transfer into Segment Type Holding Accounts will be allocated to the [EQ/Money Market Variable Investment Option] in order of those that would have established new Segments with the least initial Segment Investment first until the number of Segments scheduled to be established will no longer cause the Contract to exceed the limit of [160]. We will notify you if this number changes. Any such change will not affect the Segments in which you currently invest.

On a Segment Maturity Date, any Segment Maturity Value to be transferred to a new Segment pursuant to your Segment Maturity Date instructions or as otherwise provided in Section 2A.05 is allocated to the Segment Type Holding Account for the designated Segment.

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Segment Participation Requirements

The following Segment Participation Requirements must be met on a Segment Start Date in order for amounts to be transferred to a Segment from a Segment Type Holding Account:

(a)	the Segment is available; and

(b)	the Segment does not have a Segment Duration that extends beyond your Contract Maturity Date.

In general, amounts that are not transferred because Segment Participation Requirements have not been met will remain in the Segment Type Holding Account and be transferred to the next new Segment for which the Segment Participation Requirements are met, as described in Section 3A.01. However, if Segment Participation Requirements have not been met because the Segment Type has been terminated, or if new Segment Maturity Dates of that Segment Type would be later than your Contract Maturity Date, your amount in the Segment Type Holding Account will be transferred to the [EQ/Money Market Variable Investment Option]. We may change the Participation Requirements and will provide you advance notice of any such change.

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Part IV A is added to your Contract, as follows:

PART IV A – TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4A.02 TRANSFER RULES

Transfer Rules Applicable to the Structured Investment Option

(a)	You may not transfer into a Segment Type Holding Account if the upcoming Segment would have a Segment Maturity Date that is later than your Contract Maturity Date.

(b)	Amounts transferred into a Segment Type Holding Account on a Segment Start Date are not included in any transfer from the Segment Type Holding Account to a Segment that starts on that same day.

(c)	You may transfer out of a Segment Type Holding Account on any date other than a Segment Start Date.

(d)	Transfers on the Segment Start Date from a Segment Type Holding Account to a Segment are automatic.

(e)	Amounts transferred out of a Segment before the Segment Maturity Date are subject to the Segment Interim Value as described in Section 2A.04 of this Rider.

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Part V A is added to your Contract, as follows, and supersedes any provision to the contrary:

PART V A – WITHDRAWALS

SECTION 5A.01 WITHDRAWALS

Withdrawals will be processed on a pro-rata basis from your Annuity Account Value in the Variable Investment Options. If there is insufficient value or no value in the Variable Investment Options, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Dollar Cost Averaging Account. If there is insufficient value or no value in the Dollar Cost Averaging Account, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Segment Type Holding Accounts on a pro-rata basis. If there is insufficient value or no value in the Segment Type Holding Accounts, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Segments on a pro-rata basis.

Alternatively, you may provide specific instructions on how you wish withdrawals to be processed. You may provide withdrawal instructions for a specific Variable Investment Option(s) and/or Segment Type Holding Account(s) and/or Segment(s) from which to take the withdrawal. A specific dollar amount or percentage must be provided for each Variable Investment Option and/or Segment Type Holding Account and/or Segment and be stated in the withdrawal request.

[You may, however, request on a Segment Maturity Date to withdraw, in part or in whole, from a Segment, your Segment Maturity Value, without regard to the above provisions.]

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Part VI A is added to your Contract, as follows:

PART VI A – PAYMENT UPON DEATH

SECTION 6A.02 PAYMENT UPON DEATH

Upon receipt of notification of your death, if we have not received the Beneficiary Requirements described above, your Contract will continue to remain invested in the Investment Options and no transactions will be permitted except as described in this paragraph with respect to the Structured Investment Option. We will not permit any transfers into or withdrawals from a Segment. Amounts in a Segment Type Holding Account will be transferred to the [EQ/Money Market Variable Investment Option], on the Business Day prior to the Segment Start Date. For Segments in effect on the Segment Maturity Date, amounts will be transferred to the [EQ/Money Market Variable Investment Option] for any Segments in effect prior to your death.

Effect of Death on Amounts Allocated to the Structured Investment Option

If any amounts are held under a Segment, amounts required for the payment of a Death Benefit will be withdrawn from the Segment as described in Section 5A.01 of this Rider. Amounts withdrawn from a Segment on a date other than the Segment Maturity Date will reflect the Segment’s Segment Interim Value.

If amounts are allocated to any Segment in the Structured Investment Option at the time of your death, unless required for the payment of a Death Benefit, there will be no withdrawal from a Segment prior to the Segment Maturity Date. Amounts in Segments must remain in the Segments until the earlier of the Segment Maturity Date or the Transaction Date of a withdrawal.

[For NQ Contracts:

If amounts are allocated to any Segment in the Structured Investment Option at the time of your death, amounts in such Segments must remain in the Segments until (i) the earlier of (a) the Segment Maturity Date or (b) the Transaction Date on which a transfer out of any such Segment is made or a withdrawal is taken or (ii) in the case of Contracts continued under the Five Year Rule described in the Endorsement Applicable to Non-Qualified Contracts, at the end of the Five Year period. A Beneficiary or surviving Joint Owner continuing the Contract under the Five Year Rule may allocate amounts to a Segment but not to a Segment Type with a duration that is longer than the remaining period during the Five Year Rule. Such Beneficiary or surviving Joint Owner who may not allocate amounts to a Segment due to the Segment Duration limitations discussed in the former sentence, may only allocate amounts to the Variable Investment Options. Amounts will not be transferred from a Segment Type Holding Account into a Segment if the Segment Maturity Date will be later than the remaining period of the Five Year Rule. Any amounts in such Segment Type Holding Account will be automatically transferred to the [EQ/Money Market Variable Investment Option].

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If the Contract continues under Spousal Continuation, except as provided in the second paragraph of Section 6.02 of the Endorsement Applicable to Non-Qualified Contracts, your surviving spouse may make any changes regarding an allocation to any Segment under the Structured Investment Option that you would have been eligible to make during your life. Amounts allocated to the Structured Investment Option may not have a Segment Maturity Date longer than the remaining distribution period.]

[For IRA Contracts:

If amounts are allocated to any Segment in the Structured Investment Option at the time of your death, amounts in such Segments must remain in the Segments until (i) the earlier of (a) the Segment Maturity Date or (b) the Transaction Date on which a transfer out of any such Segment is made or a withdrawal is taken or (ii) in the case of Contract continuation, the end of the calendar year containing the tenth anniversary of your death, as described in [Section 7.08B] of the [Endorsement Applicable to Traditional IRA Contracts]. A Beneficiary continuing the Contract until the end of the calendar year containing the tenth anniversary of your death, cannot elect a Segment Type with a duration that is longer than the end of the calendar year containing the tenth anniversary of your death. Such Beneficiary may only allocate amounts to the Variable Investment Options. Amounts will not be transferred from a Segment Type Holding Account into a Segment if the Segment Maturity Date will be later than the tenth anniversary of your death. Any amounts in such Segment Type Holding Account will be automatically transferred to the [EQ/Money Market Variable Investment Option].

If the Contract continues under Spousal Continuation, except as provided in [Section 7.08(B)(2)(II)] of the [Endorsement Applicable to Traditional IRA Contracts], your surviving spouse may make any changes regarding an allocation to any Segment under the Structured Investment Option that you would have been eligible to make during your life. Amounts allocated to the Structured Investment Option may not have a Segment Maturity Date longer than the remaining distribution period.]

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PART VIII – CHARGES

The following paragraphs are added to the end of Section 8.05 of your Contract:

SECTION 8.05 CONTRACT FEE

For amounts held in the Structured Investment Option, the “Contract Fee” means a fee that is deducted from each Segment on the Segment Maturity Date as part of the Segment Rate of Return calculation, as shown in the Data Pages. If your Contract is (i) terminated, (ii) amounts are applied to an Annuity Benefit, (iii) a withdrawal is made, (iv) a transfer out of a Segment is taken, or (v) a Death Benefit is paid, on any date other than the Segment Maturity Date, we will deduct a pro rata portion of the Contract Fee from each Segment.

[For amounts held in the Segment Type Holding Account, the Contract Fee does not apply.]

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[

Mark Pearson,	Dave S. Hattem,
Chief Executive Officer	Senior Executive Director and Secretary]

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